Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports First Quarter 2012 Financial Results
Monday, April 23, 2012 4:45 pm EDT

Company Exceeds Quarterly EPS Guidance and Achieves Record Cash Balance in its First Quarter of Fiscal 2012.

HAYWARD, Calif., April 23, 2012 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the first quarter ended March 30, 2012.

Revenue for the first quarter of 2012 was $110.6 million, an increase of 27.3% from the fourth quarter of 2011 and a decrease of 12.7% from the same period a year ago.  Semiconductor revenue was 85.1% of total revenue for the first quarter of 2012 compared to 79.6% in the previous quarter and revenue outside the U.S. accounted for 32% of the total revenue for the first quarter of 2012 compared to 29% for the previous quarter. Gross margin for the first quarter of 2012 was 14.2%, compared to 11.0% for the fourth quarter of 2011 and 13.9% for the first quarter of 2011.

The Company recorded net income of $4.7 million, or $0.20 per share in the first quarter of 2012 compared to net income of $1.4 million, or $0.06 per share excluding the benefit of a tax valuation allowance of $6.4 million in the fourth quarter of 2011, and net income of $5.8 million, or $0.25 per share for the first quarter of 2011.  The company’s tax rate for the first quarter of 2012 was 24.4%.

Cash at the end of the first quarter 2012 was $54.8 million, an increase of $2.6 million from the previous quarter.  Net liquidity was $30.9 million, an increase of $3.5 million from the prior quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “I am very pleased with UCT’s operating performance in the first quarter. We exceeded the high end of our guidance range for revenue and earnings per share.  Equally important, our margins increased 29% from the previous quarter to 14.2% and we expect further improvements as we maintain our focus on operational execution. Finally, we continued to strengthen our balance sheet and achieved the highest cash position in the history of the Company.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “Revenue guidance for the second quarter 2012 is $100 million to $105 million, with earnings per share in the range of $0.16 to $0.19. We are forecasting a tax rate of 24% for the second quarter.”

Ultra Clean will conduct a conference call today, Monday, April 23, beginning at 1:45 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 855-859-2056 (domestic) and 404-537-3406 (international). The confirmation number for the live broadcast and replay is 68571373 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to future improvement in our gross margins, second quarter 2012 revenue and earnings per share, and our expectations regarding industry demand in the markets we serve for the second quarter of fiscal 2012. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 30, 2011 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended
	March 30, 2012	April 1, 2011

Sales	$110,565	$126,719

Cost of goods sold	94,905	109,167

Gross profit	15,660	17,552

Operating expenses:
Research and development	1,406	1,605
Sales and marketing	1,744	2,057
General and administrative	6,243	5,703
Total operating expenses	9,393	9,365

Income from operations	6,267	8,187

Interest and other income (expense), net	(105)	(368)

Income before income taxes	6,162	7,819

Income tax provision	1,502	1,999

Net income	$4,660	$5,820

Net income per share:
Basic	$0.20	$0.26
Diluted	$0.20	$0.25

Shares used in computing net income per share:
Basic	23,013	22,468
Diluted	23,688	23,516

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	March 30,	December 30,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$54,770	$52,155
Accounts receivable	48,974	41,051
Inventory	60,998	55,473
Other current assets	4,767	5,441
Total current assets	169,509	154,120

Equipment and leasehold improvements, net	9,518	10,009
Purchased intangibles, net	8,987	8,987
Other non-current assets	5,186	5,183
Total assets	$193,200	$178,299

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$2,708	$2,931
Accounts payable	39,050	29,451
Other current liabilities	5,218	4,360
Total current liabilities	46,976	36,742

Bank debt and other long-term liabilities	23,359	24,272
Total liabilities	70,335	61,014

Stockholders' equity:
Common stock	106,595	105,501
Accumulated other comprehensive loss	(174)	-
Retained Earnings	16,444	11,784
Total stockholders' equity	122,865	117,285
Total liabilities and stockholders' equity	$193,200	$178,299